EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Beckman Coulter, Inc.:

We consent to the incorporation by reference in registration statement (No. 333-72081) on Form S-8 of Beckman Coulter, Inc. of our report dated June 9, 2006, with respect to the statements of net assets available for benefits of the Beckman Coulter, Inc. Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, and related supplemental schedule, which report appears in the December 31, 2005, annual report on Form 11-K of the Beckman Coulter, Inc. Savings Plan.

KPMG LLP
Los Angeles, California
June 23, 2006